Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Sonic Lighting, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(o)		$	$14,231,250.00	0.0001381	$1,965.34

Total Offering Amounts:							$14,231,250.00		1,965.34
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,965.34

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.